Filed Pursuant to Rule 424(b)(3)
File No. 333-136584
Prospectus Supplement No. 1
(To Prospectus dated August 11, 2006)
$180,000,000
3.125% Convertible Senior Debentures due 2026
and
Common Stock Issuable Upon Conversion of the Debentures
          This prospectus supplement No. 1 supplements and amends the prospectus dated August 11, 2006 relating to $180,000,000 aggregate principal amount of our 3.125% Convertible Senior Debentures due 2026 and shares of our common stock issuable upon conversion of the debentures held by the selling securityholders.
          The table beginning on page 45 of the prospectus sets forth information with respect to the selling securityholders and the respective amounts of debentures beneficially owned by each selling securityholder that may be offered pursuant to the prospectus. Based on information provided by or on behalf of the named selling securityholders, the table is hereby supplemented and amended as follows:

			Common
			Stock
	Principal Amount of		Owned	Common
	Debentures Beneficially	Percentage of	Prior to	Stock
	Owned and Offered	Debentures	the	Offered
Selling Securityholder	Hereby	Outstanding	Offering	Hereby
TQA Master Fund Ltd. (4)	$3,380,000	1.88%	—	203,614
TQA Master Plus Fund Ltd. (4)	$1,660,000	*	—	100,000
Zurich Institutional Benchmarks Master Fund (4)	$847,000	*	—	51,024
MSS Convertible Arbitrage 1 Fund (4)	$148,000	*	—	8,915
Advent Claymore Enhanced Growth Income Fund (9)	$2,000,000	1.11%	—	120,482
Advent Claymore Convertible Sec & Inc Fund (9)	$1,000,000	*	—	60,241
Aristeia International Limited (11)	$17,600,000	9.78%	—	1,060,241
Aristeia Partners LP (12)	$2,400,000	1.33%	—	144,578
Jefferies & Company, Inc.	$14,000,000	7.78%	—	843,374
Empyrean Capital Fund, LP (20)	$3,052,000	1.70%	—	183,855
Empyrean Capital Overseas Fund, Ltd. (20)	$4,506,000	2.50%	—	271,445
Empyrean Capital Overseas Benefit Plan Fund, Ltd. (20)	$442,000	*	—	26,626
Cheyne Fund LP (21)	$2,191,000	1.22%	—	131,988
Cheyne Leverage Fund LP (21)	$1,809,000	1.01%	—	108,975

(20)	Tian Xue has voting and dispositive power over the securities.

(21)	David Treadwell has voting and dispositive power over the securities.

          The prospectus dated August 11, 2006, as amended and supplemented by this prospectus supplement No. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the debentures and the common stock issuable upon conversion of the debentures.
          You should carefully review “Risk Factors” beginning on page 4 of the prospectus and the risk factors referenced in our periodic reports incorporated by reference in the prospectus, which discuss various factors you should consider before buying these debentures and the common stock issuable upon conversion of the debentures.
The date of this prospectus supplement is August 29, 2006.

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